Mail Stop 3561
      							January 18, 2006
Via U.S. Mail and Fax (516-396-9528)
Mr. Harry V. Maccarrone
Executive Vice President and Chief Financial Officer
COMFORCE Corporation
415 Crossways Park Drive
P.O. Box 9006
Woodbury, NY 11797

      Re:	COMFORCE Corporation
      Form 10-K for Fiscal Year Ended December 26, 2004
		Filed March 25, 2005

		Form 10-Q for Fiscal Quarters Ended September 25, 2005
		File No. 1-06081


Dear Mr. Maccarrone:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Larry Spirgel
								Assistant Director







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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549